     As filed with the Securities and Exchange Commission on July 3, 1997
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                  REMEC, INC.
             (Exact name of registrant as specified in its charter)

              CALIFORNIA                               3812                               95-3814301
     (State or Other Jurisdiction          (Primary Standard Industrial                (I.R.S. Employer
   of Incorporation or organization)          Classified Code Number)                 Identification No.)

       9404 CHESAPEAKE DRIVE, SAN DIEGO, CALIFORNIA 92123, (619) 560-1301 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            RONALD E. RAGLAND, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
       9404 CHESAPEAKE DRIVE, SAN DIEGO, CALIFORNIA 92123, (619) 560-1301 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                   COPIES TO:
                                Victor A. Hebert
                                Paul H. Greiner
                        Heller Ehrman White & McAuliffe
                           601 South Figueroa Street
                      Los Angeles, California  90017-5758
                               (213) 689-0200

                               -----------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               -----------------

                        CALCULATION OF REGISTRATION FEE

                                                          Proposed maximum
                                                             aggregate        Proposed maximum
                                                              offering           aggregate            Amount of
    Title of each class of securities      Amount to be      price per            offering          registration
             to be registered               registered        share(1)            price(1)               fee
 Common Stock, par value $0.01 per share      138,000         $22.25              $3,070,500           $931


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices of the Registrant's Common Stock on July 1, 1997, as reported on the Nasdaq National Market.
                                     _______________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                  SUBJECT TO COMPLETION, DATED JULY ___, 1997



                                   PROSPECTUS

                                 138,000 Shares

                                     REMEC
                                  Common Stock


                                 ---------------

     This Prospectus relates to the public offering, which is not being underwritten, of up to 138,000 shares of Common Stock (the "Shares") of REMEC, Inc. ("REMEC" or the "Company"), which may be offered from time to time by any or all of the shareholders of the Company named herein (the "Selling Shareholders"). The Company will receive no part of the proceeds of such sales. All of the Shares were originally issued by the Company in connection with the Company's acquisition of Verified Technical Corporation ("Veritek"), by and through a merger of a newly formed subsidiary of REMEC ("Acquisition Sub") with and into Veritek (the "Veritek Merger"). The Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof and reflect a 50% stock dividend payable on June 27, 1997 to shareholders of record as of June 20, 1997. The Shares are being registered by the Company pursuant to the Agreement and Plan of Reorganization and Merger dated March 31, 1997 (the "Reorganization Agreement"), by and among REMEC, Acquisition Sub and Veritek.

     The Shares may be offered by the Selling Shareholders from time to time in one or more transactions in the over-the-counter market at prices prevailing therein, in negotiated transactions at such prices as may be agreed upon, or in a combination of such methods of sale. See "Plan of Distribution." The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. See "Selling Shareholders" and "Plan of Distribution."

     The Company's Common Stock is listed on the Nasdaq National Market under the symbol "REMC." On July 2, 1997, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $22.50 per share.

                                 ---------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN INFORMATION WHICH SHOULD BE CAREFULLY CONSIDERED BEFORE PURCHASING SHARES OF COMMON STOCK OFFERED HEREBY.

                                 ---------------


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                 OR ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                The date of this Prospectus is            , 1997

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Common Stock of the Company is listed on the Nasdaq National Market, and such reports, proxy and information statements and other information concerning the Company may be inspected at the offices of Nasdaq Operations, 1735 K Street, NW, Washington, D.C. 20006.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                 The following documents filed with the Commission by the Company (File No. 0-027414) pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

         (1) The Company's Annual Report on Form 10-K for the year ended January 31, 1997 and the amendment thereto on Form 10-K/A;

         (2) The Company's Quarterly Report on Form 10-Q for the quarter ended May 4, 1997; and

         (3) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on December 13, 1995.

         Any statement contained in a document incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to Investor Relations, REMEC, Inc., 9404 Chesapeake Drive, San Diego, California 92123, (619) 560-1301.


                           FORWARD LOOKING STATEMENTS

         The statements in this Prospectus and the documents incorporated herein by reference that relate to future plans, events or performance are forward-looking statements. The Company's future operations, financial performance, business and share price may be affected by a number of factors, including the factors listed below, any of which could cause actual results to vary materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation, other than as required under the Securities Act or the Exchange Act, to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                                  RISK FACTORS

DEPENDENCE ON COMMERCIAL WIRELESS TELECOMMUNICATIONS MARKET

         Until recently, the Company's business has been almost exclusively focused on the defense market. The Company believes that its future growth depends on continued success in the commercial wireless telecommunications market. The Company believes that, while the technologies used in the defense and commercial industries are very similar, the two industries differ significantly in terms of the customer base, manufacturing requirements and lead times, the need to expend substantial resources for research and development without the assurance of reimbursement or recovery of those costs, and credit risks with customers. As a result, the Company is subject to risks inherent in the operation of a new business enterprise, including risks associated with attracting and servicing a new customer base, manufacturing products in a cost effective and profitable manner, managing the expansion of a business operation and attracting and retaining qualified engineering, manufacturing and marketing personnel with industry experience. For example, the Company believes that microwave engineers with the skills necessary to develop products for the wireless telecommunications market currently are in high demand and that the Company may not be able to attract and retain sufficient engineering expertise.

         A number of the commercial markets for the Company's products in the wireless telecommunications area have only recently begun to develop. Because these markets are relatively new, it is difficult to predict the rate at which these markets will grow, if at all. Existing or potential wireless telecommunications market applications for the Company's products may fail to develop or may erode for many different reasons, including insufficient growth to support expensive infrastructure equipment, insufficient consumer demand for wireless products or services because of pricing or otherwise, or real or perceived security risks associated with wireless communications. If the markets for the Company's products in commercial wireless telecommunications fail to grow, or grow more slowly than anticipated, the Company's business, operating results and financial condition could be materially adversely affected.

DEPENDENCE ON DEFENSE MARKET

         A substantial portion of the Company's sales has been to the defense market. As a result, the Company's sales could be materially adversely impacted by a decrease in defense spending by the United States government because of defense spending cuts, general budgetary constraints or otherwise. The United States defense budget has recently been reduced and may be further reduced. Fewer available defense industry production programs, coupled with continued pricing pressure on follow-on orders for programs on which the Company participates, caused sales of the Company's core defense products -- MFMs and components for microwave systems -- to decline from $35.3 million in the year ended January 31, 1994 to $27.5 million for the year ended January 31, 1997. The Company expects to continue to derive a substantial portion of its revenues from these business segments and to develop microwave products for defense applications. Failure of the Company to replace sales attributable to a significant defense program or contract at the end of that program or contract, whether due to cancellation, spending cuts, budgetary constraints or otherwise, could have a material adverse effect upon the Company's business, operating results and financial condition in subsequent periods. In addition, a large portion of the Company's expenses are fixed and difficult to reduce, thus magnifying the material adverse effect of any revenue shortfall. Also, defense contracts frequently contain provisions that are not standard in private commercial transactions, such as provisions permitting the cancellation of a contract if funding for a program is reduced or canceled. For example, the government terminated a large defense program in December 1992 for which the Company had been supplying in excess of $4.0 million of products on an annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CUSTOMER CONCENTRATION AND EXCLUSIVITY

         As of May 4, 1997, two customers, P-COM, Inc. ("P-COM") and STM Wireless, Inc. ("STM"), accounted for a substantial portion of total backlog. P-COM, which produces point-to-point millimeter wave radio systems for use in wireless telecommunications applications, was founded in August 1991 and began commercial shipment of its products in October 1993. P-COM experiences intense competition worldwide from a number of leading telecommunications companies, most of which have substantially greater installed bases, financial resources and other capabilities than P-COM, and is subject to the risks inherent in the operation of a new business enterprise. The sales agreement between the Company and P-COM provides that all of the units will be delivered by December 1998. REMEC has agreed to sell the products which are the subject of the agreement with P-COM exclusively to P-COM and not to compete with P-COM in the sale of point-to-point radios under conditions applicable to both parties. In 1996, REMEC received orders from STM for $30.4 million for the design and manufacture of C-Band VSAT equipment. STM experiences intense competition worldwide from a number of leading telecommunications companies, most of which have substantially greater installed bases, financial resources and other capabilities than STM. Aside from P-COM and STM, the Company derives significant revenues from a limited group of customers, including Department of Defense, Hughes Aircraft Co., Texas Instruments Inc., Lockheed Martin Corporation ("Lockheed Martin"), Northrop Grumman Corporation, GEC Marconi Aerospace, Inc., TRW Inc., Motorola, Inc., Alcatel Network Systems, and Farinon Division of Harris Corporation ("Harris-Farinon"). The Company anticipates that it will continue to sell products to a relatively small group of customers. As a result, any cancellation, reduction or delay in orders by or shipments to P-COM, STM or any other significant customer, as a result of manufacturing or supply difficulties or otherwise, or the inability of any customer to finance its purchases of the Company's products would materially adversely affect the Company's business, financial condition and operating results. The Company has granted P-COM and STM exclusivity for certain products and expects that in order to enter into other significant relationships in the wireless telecommunications industry, customers will either expressly or implicitly require exclusivity. In entering into such exclusive arrangements, the Company will have to forego opportunities to supply products to competing companies. If the Company enters into exclusive relationships with customers who prove to be unsuccessful, the business, financial condition and operating results of the Company may be materially adversely affected and the Company may be unable then to establish relationships with the industry leaders. There can be no assurance that the Company will be able to locate, or negotiate acceptable arrangements with, significant customers or that its current or future arrangements with significant customers will continue or will be successful.

INTEGRATION OF ACQUISITIONS

         In August 1996, the Company completed a merger (the "Magnum Merger") of a newly formed subsidiary of REMEC into Magnum Microwave Corporation ("Magnum"). The anticipated benefits of the Magnum Merger will not be achieved unless the Company and Magnum are successfully combined in an efficient and effective manner. The transition to a combined Company in which Magnum is a wholly owned subsidiary of the Company will require substantial attention from management, which has limited experience in integrating companies the size of REMEC and Magnum. In addition, the Company recently acquired RF Microsystems, Inc. ("RF Microsystems"), Radian, Veritek and has entered into an agreement to acquire C&S Hybrid, Inc. ("C&S Hybrid"). The collective integration of RF Microsystems, Radian, Veritek and C&S Hybrid also will require substantial attention from management. The diversion of management attention and any difficulties encountered in the integration of RF Microsystems, Radian, Magnum, Veritek and C&S Hybrid as a group could have an adverse impact on the business and operating results of the Company. There can be no assurance that Magnum, Radian, RF Microsystems, Veritek or C&S Hybrid will be successfully integrated or that the consolidated operations of REMEC and its subsidiaries will be profitable. The Company will face similar risks in the integration of any future acquisitions.

MANAGEMENT OF GROWTH

         The growth in size and complexity of the Company's business and expansion of its product lines and customer base have placed, and are expected to continue to place, significant demands on the Company's management and operations. The Company's ability to compete effectively and to manage future growth will depend on its ability to continue to implement and improve operational and financial systems on a timely basis. There can be no assurance that the Company will be able to manage its future growth, and the failure to do so could have a material adverse effect on the Company's business, financial condition and operating results.

FLUCTUATIONS IN QUARTERLY RESULTS

         The Company's quarterly results have in the past been, and will continue to be, subject to significant variations due to a number of factors, any one of which could substantially affect the Company's results of operations for any particular fiscal quarter. In particular, quarterly results of operations can vary due to the timing, cancellation or rescheduling of customer orders and shipments, the pricing and mix of products sold, new product introductions by the Company, the Company's ability to obtain components and subassemblies from contract manufacturers and suppliers, and variations in manufacturing efficiencies. In addition, with the decline in available defense industry production programs, the Company has placed more reliance on development contracts as a source of defense revenues, resulting in an increased susceptibility to fluctuations due to an increase in revenues from fixed price development contracts as a percentage of total revenues. Development contracts carry reduced gross margins and are typically for minimal hardware deliveries and sporadic non-hardware revenue items which results in fluctuating sales and gross margins. Accordingly, the Company's performance in any one fiscal quarter is not necessarily indicative of financial trends or future performance.

BACKLOG

         The Company's order backlog is subject to fluctuations and is not necessarily indicative of future sales. There can be no assurance that current order backlog will necessarily lead to sales in any future period. The Company's order backlog as of May 4, 1997 was approximately $131.1 million, approximately

46% of which was attributable to commercial customers and approximately 54% of which was attributable to defense customers. A substantial amount of the Company's order backlog can be canceled at any time without penalty, except, in some cases, the recovery of the Company's actual committed costs and profit on work performed up to the date of cancellation. Cancellations of pending purchase orders or termination or reductions of purchase orders in progress from customers of the Company could have a material adverse effect on the Company's business, operating results and financial condition.

RISKS OF COST OVERRUNS AND PRODUCT NON-PERFORMANCE; LOSS OF INVESTMENT IN DESIGN AND ENGINEERING

         The Company's customers establish demanding specifications for product performance, reliability and cost. The Company's contract with P-COM to produce microwave front ends for point-to-point radios and its contract with STM to produce C-Band VSAT equipment, and a significant portion of the Company's defense contracts are firm fixed-price ("FFP") contracts that provide for a predetermined fixed price for stipulated products, regardless of the costs incurred. The Company has made pricing commitments to P-COM and STM and to other customers in anticipation of achieving more cost effective product designs and introducing more widespread manufacturing automation. A substantial portion of the P-COM backlog involves the re-design by the Company of a substantial portion of the point-to-point radio front end. The Company faces the risk of experiencing cost overruns or order cancellation if it fails to achieve forecasted product design and manufacturing efficiencies or if products cost more to produce because of increased cost of materials, components or labor or otherwise. Manufacture of the Company's products is an extremely complex process. The Company has in the past experienced cost overruns on FFP contracts. There can be no assurance that cost overruns or problems with performance or reliability of Company products will not occur in the future. Any such cost overruns or performance problems may have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company often makes significant investments in design and engineering of new products for customers without any commitment by the customer for the future purchase of such products. Failure to receive initial or follow-on orders may have a material adverse effect on the Company's operating results.

NECESSITY OF IMPLEMENTING HIGH VOLUME MANUFACTURING

         Historically, the volume of the Company's production requirements in the defense market was not sufficient to justify the widespread implementation of automated manufacturing processes. Fulfillment of substantial orders in the wireless telecommunications industry will require a significant increase in the Company's manufacturing capacity. For example, the Company is introducing more automated manufacturing processes in order to fulfill its obligations to P-COM, some of which are specialized processes that must be developed. There can be no assurance that the Company will be able to implement the desired automated manufacturing processes on a timely basis or at all or that, if implemented, such manufacturing processes will be sufficient to fulfill the Company's current and future production commitments in a cost effective manner or that the Company will obtain a sufficient amount of high volume orders to absorb the capital costs incurred.

COMPETITION

         The markets for the Company's products are extremely competitive and are characterized by technological change, new product development, product obsolescence and evolving industry standards. In addition, price competition is intense and significant price erosion generally occurs over the life of a product. The Company faces some competition from component manufacturers which have integration capabilities, but believes that its primary competition is from the captive manufacturing operations of large wireless telecommunications OEMs (including all of the major telecommunications equipment providers) and defense prime contractors which are responsible for a substantial majority of the present worldwide production of MFMs. The Company's future success is dependent upon the extent to which these OEMs and defense prime contractors elect to purchase from outside sources rather than manufacture their own microwave MFMs and components. The Company's customers and large manufacturers of microwave transmission equipment could also elect to enter into the non-captive market for microwave products and compete directly with the Company. Many of the Company's current and potential competitors have substantially greater technical, financial, marketing, distribution and other resources than the Company and have greater name recognition and market acceptance of their products and technologies. No assurance can be given that the Company's competitors will not develop new technologies or enhancements to existing products or introduce new products that will offer superior price or performance features or that new products or technologies will not render obsolete the products of the Company's customers. For example, Magnum experienced a $2.3 million reduction in cavity oscillator shipments in its 1996 fiscal year to Harris-Farinon due to obsolescence. In addition, innovations such as a wireless telephone system utilizing satellites instead of terrestrial base stations or a device that integrates microwave functionality could significantly reduce the potential market for the Company's products. The Company believes that to remain competitive in the future it will need to invest significant financial resources in research and development.

DECLINING AVERAGE SELLING PRICES

         Many of the Company's customers are under continuous pressure to reduce prices and, therefore, the Company expects to continue to experience downward pricing pressure on its products. The Company's customers frequently negotiate supply arrangements well in advance of delivery dates, requiring the Company to commit to price reductions before it is determined that assumed cost reductions can be achieved. To offset declining average sales prices, the Company believes that it must achieve manufacturing cost reductions and obtain orders for higher volume products. If the Company is unable to offset declining average selling prices, the Company's gross margins will decline, and such decline will have a material adverse effect on the Company's business, financial condition and operating results.

ENVIRONMENTAL REGULATIONS AND RISKS

         The Company is subject to a variety of local, state and federal governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture the Company's products. The failure to comply with current or future regulations could result in the imposition of substantial fines on the Company, suspension of production, alteration of its manufacturing processes or cessation of operations.

         News reports have asserted that power levels associated with hand held cellular telephones and infrastructure equipment may pose certain health risks. If it were determined or perceived that electromagnetic waves carried through wireless telecommunications equipment create a significant health risk, the market for these products could be materially adversely affected, which could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, if wireless telecommunications systems or other systems or devices that rely on or incorporate the Company's products are determined or alleged to create a significant health risk, the Company could be named as a defendant, and held liable, in product liability lawsuits commenced by individuals alleging that the Company's products harmed them, which could have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATIONS

         The Company's products are incorporated into wireless telecommunications systems that are subject to regulation domestically by the Federal Communications Commission ("FCC") and internationally by other government agencies. Although the equipment operators and not the Company are responsible for compliance with such regulations, regulatory changes, including changes in the allocation of available frequency spectra, could materially adversely affect the Company's operations by restricting development efforts by the Company's customers, obsoleting current products or increasing the opportunity for additional competition. Changes in, or the failure by the Company to manufacture products in compliance with, applicable domestic and international regulations could have a material adverse effect on the Company's business, financial condition and operating results. In addition, the increasing demand for wireless telecommunications has exerted pressure on regulatory bodies worldwide to adopt new standards for such products, generally following extensive investigation of and deliberation over competing technologies. The delays inherent in this governmental approval process have in the past caused and may in the future cause the cancellation, postponement or rescheduling of the installation of communications systems by the Company's customers, which in turn may have a material adverse effect on the sale of products by the Company to such customers.

         Because of its participation in the defense industry, the Company is subject to audit from time to time for its compliance with government regulations by various agencies, including the Defense Contract Audit Agency, the Defense Investigative Service and the Office of Federal Control Compliance Programs. These and other governmental agencies may also from time to time conduct inquiries or investigations that cover a broad range of Company activity. Responding to any such audits, inquiries or investigations may involve significant expense and divert management attention. Also, an adverse finding in any such audit, inquiry or investigation could involve penalties that may have a material adverse effect on the Company's business, financial condition or operating results.

DEPENDENCE ON SUPPLIERS AND CONTRACT MANUFACTURERS

         The Company relies on contract manufacturers and suppliers, in some cases sole suppliers or limited groups of suppliers, to provide it with services and materials necessary for the manufacture of products. Certain ceramic low drift substrates (supplied by NTK of Japan and Alpha Industries, Inc.), certain semiconductors (supplied by Alpha Industries, Inc., NEC Corp., M/A-Com, Inc., MWT and others) and certain components used in VCO products (supplied by Alpha Industries, Inc., Lockheed Martin and Micrometrics, Ltd.) used by the Company are sole source items and would require significant effort, time or design changes to develop alternate sources. The Company is also dependent on P-COM to supply it with certain modules necessary for the production of microwave front ends for point-to-point radios for P-COM. The Company's reliance on contract manufacturers and on sole suppliers involves several risks, including a potential inability to obtain critical materials or services and reduced control over production costs, delivery schedules, reliability and quality of components or assemblies. Any inability to obtain timely deliveries of acceptable quality, or any other circumstance that would require the Company to seek alternative contract manufacturers or suppliers, could delay the Company's ability to deliver products to customers, which in turn would have a material adverse effect on the Company's business, financial condition and operating results. In addition, in the event that costs for the Company's contract manufacturers or suppliers increase, the Company may suffer losses due to an inability to recover such cost increases under fixed price production commitments to its customers.

LIMITATION ON PROTECTION OF PROPRIETARY TECHNOLOGY; RISK OF THIRD PARTY CLAIMS

         The Company does not presently hold any significant patents applicable to its products. In order to protect its intellectual property rights, the Company relies on a combination of trade secret, copyright and trademark laws and employee and third-party nondisclosure agreements, as well as limiting access to and distribution of proprietary information. There can be no assurance that the steps taken by the Company to protect its intellectual property rights will be adequate to prevent misappropriation of the Company's technology or to preclude competitors from independently developing such technology. Furthermore, there can be no assurance that, in the future, third parties will not assert infringement claims against the Company or with respect to its products for which the Company has indemnified certain of its customers. Asserting the Company's rights or defending against third party claims could involve substantial costs and diversion of resources, thus materially and adversely affecting the Company's business, financial condition and results of operations. In the event a third party were successful in a claim that one of the Company's products infringed its proprietary rights, the Company may have to pay substantial royalties or damages, remove that product from the marketplace or expend substantial amounts in order to modify the product so that it no longer infringes such proprietary rights, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

         The Company is highly dependent on the continued service of, and on its ability to attract and retain, qualified engineering, management, manufacturing, quality assurance, marketing and support personnel. The Company does not maintain key man life insurance on its key executive officers and, except for Joseph Lee (Executive Vice President) and James Mongillo (Vice President), such personnel do not have employment or non-competition agreements with the Company. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. For example, the Company believes that microwave engineers with the skills necessary to develop products for the wireless telecommunications market currently are in high demand and that the Company may not be able to attract and retain sufficient engineering expertise.

CONTROL BY MANAGEMENT

         The Company's executive officers beneficially own a substantial portion of the outstanding shares of the Common Stock of the Company and comprise five of the ten members of the Board of Directors. As a result, such persons have the ability to exercise influence over significant matters regarding the Company. Such a high level of influence may have a significant effect in delaying, deferring or preventing a change in control of the Company.

VOLATILITY OF STOCK PRICE

         The market price of the shares of Common Stock, like the stock prices of many technology companies, is subject to wide fluctuations in response to such factors as actual or anticipated operating results, announcements of technological innovations, new products or new contracts by the Company, its competitors or their customers, government regulatory action, developments with respect to wireless telecommunications, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the stocks of technology companies and that have often been unrelated to the operating performance of particular companies. The market price of REMEC Common Stock has been volatile and may continue to be highly volatile.

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Shareholders, as described below. See "Selling Shareholders" and "Plan of Distribution" described below.

                              SELLING SHAREHOLDERS

         The following table sets forth as of the date of this Prospectus, the name of each of the Selling Shareholders, the number of shares of Common Stock that each such Selling Shareholder owns as of such date, the number of shares of Common Stock owned by each Selling Shareholder that may be offered for sale from time to time by this Prospectus, and the number of shares of Common Stock to be held by each such Selling Shareholder assuming the sale of all the Common Stock offered hereby. Except as indicated, none of the Selling Shareholders has held any position or office or had a material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the Company's Common Stock. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.

                                                                                                 Number of
                                                                        Number of               Shares to be
                                                Number of              Shares to be             Owned after
                                              Shares Owned              Sold under             Completion of
                  Name                    Prior to Offering(1)       this Prospectus              Offering
                  ----                    -----------------          ---------------              --------
 Butler Family Survivor Trust U/T/D             70,380                   70,380                      0
 6/17/1992
 Keith Butler                                   53,820                   53,820                      0

 Kendra Wilson                                  13,800                   13,800                      0





----------------------
(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the Shares shown as beneficially owned.

                              PLAN OF DISTRIBUTION

         The Shares covered by this Prospectus may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may sell the Shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell the Company's Common Stock short and redeliver the shares to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         In effecting sales, brokers, dealers or agents engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Shareholders may agree to indemnify, under certain circumstances, brokers or dealers engaged by them to effect sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Company has advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Shareholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby.

         At the time a particular offer of Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         The sale of Shares by the Selling Shareholders is subject to compliance by the Selling Shareholders with certain contractual restrictions with the Company. There can be no assurance that the Selling Shareholders will sell all or any of the Shares.

         The Company has agreed to indemnify the Selling Shareholders and any person controlling a Selling Shareholder against certain liabilities, including liabilities under the Securities Act. The Selling Shareholders have agreed to indemnify the Company and certain related persons against certain liabilities, including liabilities under the Securities Act.

         The Company has agreed with the Selling Shareholders to keep the Registration Statement of which this Prospectus constitutes a part effective for up to two years following March 31, 1997, the closing date of the Veritek Merger (which period may be shortened or extended under certain circumstances). The Company intends to de-register any of the Shares not sold by the Selling Shareholders at the end of such two year period; however it is anticipated that at such time any unsold shares may be freely tradable subject to compliance with Rule 144 of the Securities Act.


                                 LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon by Heller Ehrman White & McAuliffe, Los Angeles, California, counsel to the Company.


                                    EXPERTS

         The consolidated financial statements and schedule of REMEC, Inc. appearing in REMEC, Inc.'s Annual Report (Form 10-K/A) for the year ended January 31, 1997 and 1996 and for each of the three years in the period ended January 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference elsewhere herein which, as to the years 1997, 1996 and 1995, are based in part on the reports of Ireland San Filippo, LLP, independent auditors. Such consolidated financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

No dealer, salesperson or other person has been authorized to give any information or make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Shares in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitations. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.


                          ___________________________



                               TABLE OF CONTENTS


                                                                                                                            PAGE
                                                                                                                            ----
Available Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Incorporation of Certain Documents
by Reference  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Forward-Looking Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Selling Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Legal Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Experts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12


                                 138,000 Shares





                                     REMEC



                                  Common Stock


                             ______________________

                                   PROSPECTUS
                             ______________________




                            _________________,  1997

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Company will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

               SEC registration fee  . . . . . . . . . . . . .         $  931
               Legal fees and expenses . . . . . . . . . . . .          5,000
               Accounting fees and expenses  . . . . . . . . .          1,000

               Miscellaneous expenses  . . . . . . . . . . . .          1,069
                                                                       ------
                    Total  . . . . . . . . . . . . . . . . . .         $8,000



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant has the power to indemnify its officers and directors against liability for certain acts pursuant to Section 317 of the General Corporation Law of California. Articles Fifth and Sixth of the Registrant's Amended and Restated Articles of Incorporation provide as follows:

            "Fifth: The liability of directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law."

            "Sixth: This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to this Corporation and its shareholders through bylaw provisions, or through agreements with the agents, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Code."

     In addition, Article V of the Registrant's By-laws provides that the Registrant shall indemnify its directors and executive officers to the fullest extent not prohibited by California General Corporation Law and provides for the advancement of expenses upon a receipt of an undertaking to repay such amounts if the person is determined ultimately not to be entitled to indemnification.

     The Registrant has entered into Indemnification Agreements with its officers and directors.

ITEM 16.  EXHIBITS.

     5.1    Opinion of Heller Ehrman White & McAuliffe.
     23.1   Consent of Ernst & Young LLP, Independent Auditors.
     23.2   Consent of Ireland San Filippo, LLP, Independent Public
            Accountants.
     23.3   Consent of Counsel (included in Exhibit 5.1).
     24.1   Power of Attorney (included on page II-4).

ITEM 17.  UNDERTAKINGS.

     A.     UNDERTAKING PURSUANT TO RULE 415.

            The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) Securities Act of 1933 (the "Securities Act");

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs A(l)(i) and A(l)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.     UNDERTAKING IN RESPECT OF INDEMNIFICATION.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, REMEC, Inc. has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California on July 1, 1997.

                                       REMEC, INC.


                                       By:   /s/ Ronald E. Ragland
                                          ------------------------------------
                                             Ronald E. Ragland
                                             Chairman of the Board and
                                             Chief Executive Officer


                               POWERS OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Ronald
E. Ragland and Thomas A. George his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

 SIGNATURE                                               CAPACITY                        DATE
 ---------                                               --------                        ----
  /s/ Ronald E. Ragland                   Chairman of the Board and Chief        July 1, 1997
 ---------------------------------------  Executive Officer (Principal
 Ronald E. Ragland                        Executive Officer)



  /s/ Errol Ekaireb                       President, Chief Operating Officer     July 1, 1997
 ---------------------------------------  and Director
 Errol Ekaireb


  /s/ Jack A. Giles                       Executive Vice President, President    July 1, 1997
 ---------------------------------------  of REMEC Microwave Division and
 Jack A. Giles                            Director




  /s/ Denny Morgan                        Director, Senior Vice President and    July 1, 1997
 ---------------------------------------  Chief Engineer
 Denny Morgan

  /s/ Joseph T. Lee                       Executive Vice President and           July 1, 1997
 --------------------------------------   Director
 Joseph T. Lee


  /s/ Thomas A. George                    Chief Financial Officer, Senior Vice   July 1, 1997
 ---------------------------------------  President and Secretary (Principal
 Thomas A. George                         Financial and Accounting Officer)



  /s/ Andre R. Horn                       Director                               July 1, 1997
 ---------------------------------------
 Andre R. Horn


  /s/ Gary L. Luick                       Director                               July 1, 1997
 ---------------------------------------
 Gary L. Luick



  /s/ Jeffrey M. Nash                     Director                               July 1, 1997
 ---------------------------------------
 Jeffrey M. Nash


 /s/ Thomas A. Corcoran                   Director                               July 1, 1997
 ---------------------------------------
 Thomas A. Corcoran


  /s/ William H. Gibbs                    Director                               July 1, 1997
 ---------------------------------------
 William H. Gibbs

                                 EXHIBIT INDEX


                                                                                                 Sequentially
Exhibit No.                       Description                                                    Numbered Pages
-----------                       -----------                                                    --------------
5.1         Opinion of Heller Ehrman White & McAuliffe.
23.1        Consent of Ernst & Young LLP, Independent Auditors.
23.2        Consent of Ireland San Filippo, LLP, Independent Public Accountants.
23.3        Consent of Counsel (included in Exhibit 5.1).
24.1        Power of Attorney (included on page II-4).